EXHIBIT 12
                         FORM OF TAX OPINION OF COUNSEL


                                SUTHERLAND DRAFT
                                     1/20/06
                                 April ___, 2006





Board of Directors
The Travelers Insurance Company
One Cityplace
Hartford, Connecticut 06103

Board of Managers
The Travelers Growth and Income Stock Account For Variable Annuities
One Cityplace
Hartford, Connecticut 06103

Board of Trustees
Met Investors Series Trust
5 Park Place, Suite 1900
Irvine, California  92614

Ladies and Gentlemen:

This letter responds to your request for our opinion on the federal income tax consequences of: (1) a transfer of all the assets of The Travelers Growth and Income Stock Account For Variable Annuities (the "Target Fund") to the Batterymarch Growth and Income Stock Portfolio (the "Acquiring Fund"), which is an new series of the Met Investors Series Trust (the "Trust"), in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Target Fund (other than liabilities associated with insurance obligations) and (2) and the restructuring of the Target Fund as a new sub-account (the "New Sub-Account") of The Travelers Fund U for Variable Annuities (the "Successor Account"), a unit investment trust registered under the Investment Company Act of 1940 (the "1940 Act"). (The transactions will be referred to as the "Reorganization.")

         In rendering our opinion, we have relied solely on the representations set forth below and on the facts, summarized below, contained in the following documents with respect to the Reorganization: (1) the Agreement and Plan of Reorganization ("Plan of Reorganization") adopted by and among The Travelers Insurance Company ("Travelers"), the Target Fund, and the Trust, and (2) the Proxy Statement/Prospectus of the Target Fund and the Acquiring Fund (the "Proxy Statement").

         We are furnishing this opinion letter solely for the benefit of the board of directors of Travelers, the board of managers of the Target Fund, and the board of trustees of the Trust. This letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences discussed herein, and we express no opinion regarding any matter not discussed herein, including any state, local, foreign or other tax or nontax consequences. Absent your written request, we will not revise or update this letter to reflect subsequent changes in law after the Closing Date.

                             CIRCULAR 230 DISCLOSURE

         IN ORDER TO COMPLY WITH RECENT TREASURY DEPARTMENT REGULATIONS, WE ADVISE YOU THAT (I) THIS OPINION LETTER WAS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (II) THIS OPINION IS PROVIDED TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS DISCUSSED HEREIN; AND
(III) A CONTRACT OWNER SHOULD SEEK ADVICE BASED ON HIS, HER, OR ITS OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                            Summary of Relevant Facts

         The Target Fund is organized under Connecticut law as a segregated asset account of Travelers and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust is a Delaware business trust registered as an open-end management investment company under the 1940 Act. The Trust is authorized to create several separate series and to issue separate classes of shares of beneficial interest representing ownership interests in each of those series. The Acquiring Fund is newly created series of the Trust that will commence operations upon consummation of the Reorganization.

         Neither beneficial interests in the Target Fund nor shares of the Acquiring Fund are available for purchase by members of the general public. Rather, the Target Fund exclusively supports interests under variable annuity contracts (the "TIC Contracts") issued by Travelers. Similarly, shares of the Acquiring Fund will be available for purchase only by separate accounts (or subaccounts thereof) of insurance companies as the underlying investment medium for owners of variable annuity contracts or variable life insurance contracts. Following the transfer of its assets to the Acquiring Fund, the Target Fund will be restructured as the New Sub-Account. The New Sub-Account will be a passive investment vehicle that will hold exclusively shares of the Acquiring Fund. Contract value currently allocated to the Target Fund will be allocated to the New Sub-Account following the Reorganization.

         The Acquiring Fund will be substantially identical to the Target Fund in terms of its investment objectives, policies and restrictions. In addition, the Acquiring Fund will have fees and expenses substantially similar to the Target Fund (except that the mortality and expense risk and other insurance charges currently assessed to the Target Fund will be assessed to the New Sub-Account after the Reorganization). Also, although the sub-adviser for the Acquiring Fund will not be the same as the sub-adviser of the Target Fund, it is expected that the same individuals that are currently the portfolio managers for the Target Fund will be the portfolio managers of the Acquiring Fund after the Reorganization. Travelers or its affiliates will assume all costs and expenses associated with effecting the Reorganization, and none of the Target Fund, the Acquiring Fund, or the New Sub-Account will bear any such costs and expenses.

         For valid business reasons set forth in the Plan of Reorganization and the Proxy Statement with respect to each Reorganization, the boards of managers of the Target Fund have recommended to the contract owners of the TIC Contracts (the "Contract Owners") that they approve the Reorganization. The Plan of Reorganization, as approved by the board of directors of Travelers, the board of managers of the Target Fund, and the board of trustees of the Trust, provides, in substance, as follows:

         (1) As of the effective time of the Reorganization (the "Effective Time") on the closing date (the "Closing Date"), Travelers, on behalf of the Target Fund, will transfer all cash (except, if required, minimal amounts needed to keep bank accounts open), all securities and other investments held or in transit, all accounts receivable for sold investments, and all dividends and interest receivable (collectively, the "Portfolio Assets") of the Target Fund to be held as property of the Acquiring Fund;

         (2) The Target Fund will be restructured as a New Sub-Account of the Successor Account;

         (3) In exchange for the Portfolio Assets of the Target Fund, the Acquiring Fund will issue shares of beneficial interests to Travelers for allocation to the New Sub-Account, and the Acquiring Fund will assume any unsatisfied liability incurred by the Target Fund before the Effective Time (other than liabilities associated with insurance obligations that will be assumed by the New Sub-Account). The number of shares of the Acquiring Fund to be issued in the exchange will be determined by dividing the value of the net assets of the Target Fund to be transferred, as of the close of trading on the Closing Date, by the initial value per share assigned to the Acquiring Fund shares;

         (4) As of the Effective Time, Travelers will cause the shares of the Acquiring Fund it receives pursuant to (3) above to be duly and validly recorded and held on its records as assets of the New Sub-Account, such that the Contract Owners' interests in the New Sub-Account after the Closing Date will then be equivalent to their former interests in the Target Fund.(1)


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(1) The shares of the Acquiring Fund will be issued in open account form by book entry without the issuance of certificates.


                                 Representations

         Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an authorized officer of Travelers or the Trust, as appropriate:

(a) The Target Fund is organized as a segregated asset account of Travelers under Connecticut law and is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company. The Target Fund is administered and accounted for as part of the general business of Travelers, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that Travelers may conduct. The Target Fund at all times during its existence has held only assets pursuant to variable contracts described in section 817(d ) (2) and at all times during its existence has satisfied the diversification requirements of section 817(h ) and section 1.817-5(b) of the Income Tax Regulations. The Target Fund is properly taxed as part of the operations of Travelers and is not a separate taxable entity for federal income tax purposes.

(b) The Trust is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and the Acquiring Fund (1) will operate as a separate open-end management investment company after the Reorganization, and (2) will be taxable as a separate corporation for federal income tax purposes by reason of section 851(g).

(c) The Acquiring Fund is a newly created series of the Trust that has not engaged in any business prior to Reorganization. Following the Reorganization, the Acquiring Fund will qualify for treatment as a regulated investment company under section 851 (a "RIC") for the taxable year in which the Reorganization occurs and all subsequent taxable years.

(d) The fair market value of the shares of beneficial interests in an Acquiring Fund to be received by Travelers for allocation to the New Sub-Account (i) will be approximately equal to the net fair market value of the assets transferred by the Target Fund in exchange therefor and (ii) will exceed the aggregate adjusted basis of the assets transferred in exchange therefor reduced by any liabilities assumed by the Acquiring Fund (other than liabilities excluded under section 357(c)(3)).

(e) No shares or securities of the Acquiring Fund will be issued in connection with the Reorganization for services rendered to or for the benefit of the Acquiring Fund or for indebtedness of the Acquiring Fund.

------------------------------
(2) Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").


(f) The transfer of assets by the Target Fund to the Acquiring Fund is not the result of the solicitation by a promoter, broker, or investment house.

(g) Neither the Target Fund nor Travelers will retain any rights in the assets transferred to the Acquiring Fund.

(h) The adjusted basis and the fair market value of the assets to be transferred by the Target Fund to the Acquiring Fund will be equal to or exceed the sum of the liabilities to be assumed by the Acquiring Fund (within the meaning of section 357(d)).

(i) The liabilities of the Target Fund (including all fixed and contingent obligations to make payment) to be assumed by the Acquiring Fund (within the meaning of section 357(d) or section 358(h)) were incurred in the ordinary course of business and are associated with the assets to be transferred.

(j) There is no indebtedness between the Acquiring Fund, on the one hand, and the Target Fund or Travelers, on the other hand, and there will be no indebtedness created in favor of the Target Fund, the New Sub-Account, or Travelers as a result of the Reorganization.

(k) Neither the Acquiring Fund nor any person related to such fund has any plan or intention to redeem (or acquire) any of the Acquiring Fund shares issued in the Reorganization except under its legal obligations under section 22(e) of the 1940 Act.

(l) Neither Travelers nor the New Sub-Account has any plan or intention to sell, transfer, or otherwise dispose of the shares of the Acquiring Fund received in the Reorganization other than in connection with its obligations under TIC Contracts.

(m) Immediately following the Reorganization, all of the outstanding shares of the Acquiring Fund stock will be held by the New Sub-Account.

(n) The Acquiring Fund has no plan or intention to issue shares of its stock to any person other than Travelers (or separate accounts or subaccounts thereof).

(o) There is no plan or intention to liquidate the Acquiring Fund or otherwise terminate its existence.

(p) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the portfolio assets transferred to it by the Target Fund other than dispositions made in the ordinary course of its business as an open-end investment company.

(q) Neither the Target Fund nor Travelers is under the jurisdiction of a court in a Title 11 or similar case (within the meaning of section 368(a)(3)(A)).

(r) Except for expenses related solely and directly to the Reorganization, each of the Contract Owners, the Target Fund, the Acquiring Fund, the New Sub-Account, and Travelers will pay its respective expenses (if any) attributable to the transaction. Travelers or an affiliate will pay all transaction expenses that are solely and directly related to the Reorganization.

(s) Travelers (including the Target Fund) and the Acquiring Fund are each engaging in the Reorganization for valid business reasons.

(t) The Successor Account is (and following the Reorganization will continue to be) registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act and is also (and following the Reorganization will continue to be) a segregated asset account under applicable state insurance laws. The Successor Account is administered and accounted for as part of the general business of Travelers, but its assets are not be chargeable with liabilities arising from the business of any other separate account or any other business that Travelers may conduct. The Successor Account (or subaccounts thereof, as the case may be (including the New Sub-Account, where applicable)) has held at all times during its existence, and following the Reorganization will continue to hold, only assets pursuant to variable contracts described in section 817(d) and has satisfied at all times during its existence, and following the Reorganization will continue to satisfy, the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations. The Successor Account is (and following the Reorganization will continue to be) properly taxed as part of the operations of Travelers and will not be a separate taxable entity for federal income tax purposes.

(u) The Acquiring Fund will be managed in such a manner as to satisfy the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations.

(v) Each of the TIC Contracts qualifies as both an annuity contract and a variable contract for federal income tax purposes.

(w) Each of the TIC Contracts: (1) permits Travelers to substitute shares of the Acquiring Fund for the Portfolio Assets held by the Target Fund and to restructure the Target Fund as the New Sub-Account, (2) will not be modified, amended, or materially changed under applicable law as a result of the Reorganization, (3) other than the right for Contract Owners to allocate premiums among one or more managed separate accounts (before the Reorganization) or investment companies (on or after the Reorganization) meeting the requirements of section 817(h) and section 1.817-5 of the Income Tax Regulations, do not permit any Contract Owner to direct or require (nor is there a pre-arranged plan for) Travelers, the Target Fund, the New Sub-Account, or the Acquiring Fund to acquire any particular asset or investment (or adopt any particular investment strategy), (4) do not permit Contract Owners to communicate directly or indirectly with any investment officer of Travelers (or its affiliates) or with the investment advisor for the Target Fund or the Acquiring Fund regarding the selection, quality, or rate of return of any specific investment or group of investments held in the Target Fund, the New Sub-Account, or the Acquiring Fund, and (5) have at all times complied with the safe harbor set forth in Rev. Rul. 2003-91, 2003-2 C.B. 347.

(x) The Target Fund pursues, and at all times during its existence has pursued, a broad investment strategy. Following the Reorganization, the Acquiring Fund will pursue a broad investment strategy. Contract Owners have not had (and will not have) any involvement with respect to the choice of investment advisers that manage the Target Fund or that will manage the Acquiring Fund following the Reorganization. All investment decisions concerning the Target Fund has been made by the investment advisers for such fund in a manner consistent with Rev. Rul. 2003-91, and all investment decisions concerning the Acquiring Fund will be made by the investment advisers for such fund in a manner consistent with Rev. Rul. 2003-91. Without limiting the foregoing, the Target Fund and its officers, employees, and agents at all times during the existence of such fund have complied with the safe harbor in Rev. Rul. 2003-91. Following the Reorganization, the Acquiring Fund and its officers, employees, and agents will comply with the safe harbor in Rev. Rul. 2003-91.

(y) Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations: (1) all the shares of the Acquiring Fund will be held by separate accounts of one or more life insurance companies, and (2) public access to the Acquiring Fund will be available exclusively through the purchase of a variable life insurance or variable annuity contract.

                                     Opinion

         Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the
Reorganization:

         1. Travelers (including the Target Fund) will not recognize any gain or loss as a result of the restructuring of the Target Fund as the New Sub-Account. See Rev. Rul. 78-204, 1978-1 C.B. 216 (segregated asset account registered as a unit investment trust that supports variable annuity contracts cannot be a separate taxable entity from the life insurance company establishing such separate account); GCM 37393 (January 25, 1978) (same); GCM 37390 (January 25,
1978) (same); see also Rev. Rul. 97-46, 1997-2 C.B. 72 (insurance company not prohibited from transferring appreciated assets from general account to segregated asset account); TAM 9807001 (October 28, 1997) (no gain or loss recognized when insurance company transfers appreciated assets to a segregated asset account used to support variable annuity contracts because segregated asset account is not a taxable entity separate from the insurance company).

         2. For federal income tax purposes, (a) transfers of assets by or on behalf of the Target Fund to the Acquiring Fund will be treated as transfers of such assets by Travelers; and (b) receipt of shares of the Acquiring Fund by or on behalf of the Target Fund or the New Sub-Account will be treated as a receipt of such shares by Travelers.

         3. Travelers (including the Target Fund) will not recognize any gain or loss as a result of the transfer of the Target Fund's assets to the Acquiring Fund in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Target Fund's liabilities (other than liabilities associated with insurance obligations that will be assumed by the New Sub-Account). Section 351; see also Treas. Reg. ss.ss. 1.351-1(c)(1) and (5) (transfer by one transferor will not result in diversification and will not be considered a transfer to an investment company within the meaning of Section 351(e)(1)).

         4. No gain or loss will be recognized by the Acquiring Fund upon receipt of the Target Fund's assets solely in exchange for Acquiring Fund shares and the assumption of the Target Fund's liabilities (other than liabilities associated with insurance obligations that will be assumed by the New Sub-Account). Section 1032.

         5. The Acquiring Fund's basis in the assets received from the Target Fund will be the same as Travelers' basis in those assets immediately prior to the Reorganization. Section 362(a).

         6. The Acquiring Fund's holding period for the transferred assets will include Travelers' holding period therefor. Section 1223(2).

         7. Travelers' aggregate basis in the shares of the Acquiring Fund received in the Reorganization will be the same as the aggregate adjusted basis of the assets surrendered in exchange therefor reduced by the amount of any liabilities of the Target Fund assumed by the Acquiring Fund. Section 358.

         8. Travelers' holding period in the shares of the Acquiring Fund received in the Reorganization will include its holding period for the assets surrendered in exchange therefor, provided such assets were held as capital assets on the Closing Date. Section 1223(l).

         9. No gain or loss will be recognized by the Contract Owners as a result of the Reorganization. See sections 72, 817(h), and 7702; see also Rev. Rul. 2003-91, 2003-33 I.R.B. 347.

                                      * * *

                  We express no opinion regarding the federal income tax consequences of the payment by Travelers (or its affiliates) of expenses incurred in connection with the Reorganization, except in relation to the qualification of the transfer of the Target Fund's assets to the Acquiring Fund as a transfer within the meaning of Section 351.

                                               Sincerely yours,



                                               SUTHERLAND ASBILL & BRENNAN LLP